元江县“工业大麻国际产业园”和“工业大麻种植基地”项目

投资合作协议

二零一九年九月

Industrial Hemp International Industrial Park and

Industrial Cannabis Planting Base

Projects

in Yuanjiang County

Investment cooperation agreement

September 2019

甲方:元江哈尼族彝族傣族自治县人民政府法定代表人:封志荣

职务:县长

Party A: Yuanjiang Hani Yi and Dai Autonomous County People’s Government

Legal representative: Fend Zhitong

Position: County Magistrate

乙方:KMT HANSA Group(加拿大) 法定代表人:Pcter.Ysu Man Wai 职务:董事长

Party B: KMT HANSA Group (Canada)

Legal Representative: Pcter. Ysu Man Wai

Position: Chairman

丙方:广西汉麻生物科技有限公司法定代表人:陈杰良

职务:董事长

Party C: Guangxi Hanma Biotechnology Co., Ltd.

Legal representative: Chen Jieliang

Position: Chairman

为加快区域经济发展，根据《中华人民共和国合同法》》及相关法律法规本着公平公正、诚实守信、互惠互利的原则，充分发挥甲方土地、政策和乙、丙方技术、市场、资本等优势，各方在平等、自愿的基础上，通过前期深入实地考察和充分沟通，就元江县“工业大麻国际产业园"和“工业大麻种埴” 项目投资建设的相关事宜，经三方友好协商，达成以下条款并签订本协议， 以资共同信守。

In order to speed up regional economic development, in accordance with the "Contract Law of the People's Republic of China" and related laws and regulations, based on the principles of fairness, justice, trustworthiness, mutual benefit, and full play, party A's land, policies, and party B and C’s technology, market, capital, etc. on the basis of equality and voluntariness, all parties have conducted in-depth field visits and full communication in the early stage, and through friendly consultations between the three parties on the investment and construction of the “Industrial Cannabis International Industrial Park” and the “Industrial Cannabis Species” project in Yuanjiang

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County. The following terms are reached and this agreement is signed to be shared.

一、项目名称

就元江县“工业大麻国际产业园"和“工业大麻种埴”项目

一.the project name

The “Industrial Cannabis International Industrial Park” and “Industrial Cannabis Seeds” Project in Yuanjiang County

二、项目地址

产业园拟选址在元江县工业园区干坝片区, 种埴基地在元江县城境内及相邻适宜种埴区域

二. the project address

The industrial park is planned to be located in the Gang Ba area of Yuanjiang County, and the planting base is in Yuanjiang County within the county and adjacent areas suitable breeding

三,项目投资规模、建设内容及建设周期

三. the project investment scale, construction content

and construction period

(一)项目投資規模

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计划总投资不低于 5 亿美元,其中:注册资本金 2000 万美元

(1)      Project investment scale

The total planned investment is not less than 500 million US dollars, including: registered capital of 20 million US dollars

(二)建设内容

(2)	Construction content

I. 拟规划在元江种埴面积不少于 20 万亩,并辐射墨江、红河等周边地区,支持发展种埴基地 10 万亩,最终达到 30 万亩的种植规模；其中公司示范基地不少于 3 万亩。

1. It is planned to plant no less than 200,000 mu of land in Yuanjiang, and radiate surrounding areas such as Mojiang and Honghe, support the development of 100,000 mu of seeding base, and finally reach a planting scale of 300,000 mu; the company's demonstration base is no less than 30,000 mu.

2. 在元江工业园区建设占地 300-600 亩左右的工业大麻国际产业园,规划建设年产 200-300 吨CBD 生产线及相应的配套设施，并并综合开发利用麻纤维、麻油、麻蛋白等系列产品。

2. Constructing an industrial cannabis international industrial park covers an area of 300-600 mu in Yuanjiang Industrial Park, planning to build an annual production capacity of 200-300 tons of CBD

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production line and corresponding supporting facilities, and comprehensively developing and utilizing hemp fiber, sesame oil, hemp protein, etc. series products.

3.   目标:力争通过五年的共同努力，把元江打造成为工业大麻国际种植基地、产业中心、交易中心、产品标准制定者，使工业大麻产业成为元江可持续发展的支柱型产业。

3. Objective: Through five years of joint efforts, Yuanjiang will be built into an industrial cannabis planting base, an industrial center, a trading center, and a product standard setter, making the industrial cannabis industry a pillar industry for sustainable development of Yuanjiang.

三)建设周期及设资计划

(三) Construction cycle and funding plan

1.	本项目的产业园区建设期限为 3-5 年，自本协议签订之日起计算。

1. The construction period of the industrial park of this project is 3-5 years, counting from the date of signing this agreement.

2.乙、丙方按照中国相关法规的规定注入注册资本金共计 2000 万美元，剩余投资金额按照实际市场需求、生产计划制定投资计划，根据项目进展，按照本协议及相关投资计划逐步投入。

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2. Party B and Party C shall inject a total registered capital of 20 million US dollars in accordance with the relevant laws and regulations of China. The remaining investment amount shall be formulated according to actual market demand and production plan. According to the progress of the project, the investment shall be gradually invested in accordance with this agreement and relevant investment plans.

3.当种植面积或原料供应能提取 10 吨(1 万亩)工业大麻 CBD 时，乙、丙方须兴建产业园区，并形成与 30 万亩工业大麻种植面积相匹配的生产、加工产能规模

3. When the planting area or raw material supply can extract 10 tons (10,000 mu) of industrial cannabis CBD, Party B and Party C must build an industrial park and form a production and processing capacity scale matching with 300,000 mu of industrial cannabis planting area.

4.	经过 3-5 年的运营，为进一步开发其他衍生产品做好扩展技术基础。

4. After 3-5 years of operation, we will expand the technical foundation for further development of other derivative products.

四、项目用地取得方式及规模

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四. Ways and scale of project land acquisition

(一)产业园 300-600 亩土地取得方式:在元江工业园区内通过招拍挂或租赁方式获取土地使用权。

(一) 300-600 mu of land for industrial parks: The land

is obtained through bidding, auction or lease in Yuanjiang Industrial Park.

(二) 100 亩企业办公、生活区土地取得方式:在元江县城规划区内通过招拍挂方式获取土地使用权。

(二) Ways of obtaining 100-mu enterprise office and living area land: obtaining land use right through bidding and auction in the planning area of Yuanjiang County.

(三) 30 万亩种植基地土地获取方式:其中公司 3 万亩示范基地土地以租赁方式

取得种植用地，租赁期限到期后续租:其余 27 万亩种植土地采用公司十基地十农户的模式组织实施。

(三) Land acquisition method of 300,000 mu planting base: The land of the company's 30,000 mu demonstration base land is obtained by lease, and renewal when the lease term expires. The remaining rent of 270,000 mu of planted land is organized by the company plus land bases and farmers.

五、甲、乙、丙方的权利和义务

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五. Rights, and obligations of Party A, Party B and

Party C

(一)甲方的权利和义务

(1) Party A's rights and obligations

1. 依法依规帮助乙、丙方协调解决项目推进过程中遇到的相关问题，全力加快推进项目建设。负责做好区域内工业大麻种植规划，积极引导当地农民种植工业大麻不少于 20 万亩。根据乙、丙方种植要求，区域内种植用地不足部分，由甲方积极争取协调省、市有关部门在符合条件的州市、县区落实。

1.    In accordance with the law and the regulations, party A shall coordinate with party B and party C and solve related problems during the project promotion process, and make every effort to accelerate the construction of the project. Responsible for the industrial cannabis planting plan in the region, and actively guide local farmers to plant industrial cannabis no less than 200,000 mu. According to the planting requirements of party B and party C, the insufficient land for planting in the region, party A actively strives to coordinate the implementation of relevant provincial and municipal departments in the eligible cities and counties.

2.  负责好乙、丙方按期审批颁发工业大麻种植及加工许可证；负责在元江工业园区范围內按照相关程序和要求落实 300-600 亩产业园建设用地和项目立项；负责"五通一平"，即水、电、路、市政管网、网络联通工作，并由甲方

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承担费用接至乙、丙方指定的项目用地红线处；负责按规划办理天然气等工业能源管网的入园建设。

2.    Responsible for the timely approval of the industrial and cannabis planting and processing licenses issued by party B and party C; responsible for the implementation of 300-600 mu industrial park construction land and projects within the scope of Yuanjiang Industrial Park in accordance with relevant procedures and requirements; responsible for "five connections and one leveling", ie water, electricity, road, municipal pipe network and network communication work, and party A shall bear the cost to the red line of the project land designated by party B and party C; it is responsible for the construction of the industrial energy pipeline network such as natural gas as planned.

3.  负责在元江县城规划区范围内有偿提供 100 亩左右的土地给乙、丙方，用于建设企业办公、生活区。企业办公、生活区未建成投入使用前，为乙、丙方积极协调办公、生活场所，并为加拿大派遣方专家来华长期工作和生活提供便利条件。

3. Responsible for providing 100 mu of land to party B and party C within the planning area of Yuanjiang county for the construction of corporate office and living quarters. Before the enterprise office and living area were completed and put

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into use, part A should actively coordinate the office and living places for party B and party C, and provide convenient conditions for Canadian experts to come to China for long-

term work and life.

4.  负责协调落实国家、省市吸引外資的招商引资优惠政策，并兑现《元江具重点产业招商引资若干优惠政策》和〈元江工业园区入园优惠政策》。本项区在实施过程中, 甲方积极协助乙、丙方争取国家及省，市出台的各类扶持政策，,争取到的顶目资金全部用于该项目建设，甲方依法给予乙方、丙方办理相关手续的支持与服务。

4. Responsible for coordinating and implementing the preferential policies for attracting foreign investment from the State, the province and the city, and fulfilling the “special preferential Policies for Investment Promotion of Key Industries in Yuanjiang” and “the preferential policies for admission to Yuanjiang Industrial Park”. During the implementation of this project, party A actively assists party B and party C to strive for various support policies issued by the State, the province, and the city. The top funds won by the party A shall be used for the construction of the project. Party A shall give party B and party C the support and handles services related to the procedures according to law.

5.  甲方有权依照国家法律法规和相关政策对乙、丙方的投资建设和经营活动进行全过程的`监督和管理，督促乙、丙方依法合规进行种植和经营活动。

5. Party A has the right to supervise and manage the whole process of investment and construction activities of party B

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and party C in accordance with national laws and regulations and relevant policies, and urge party B and party C to carry out planting and business activities in accordance with laws and regulations.

(二) 乙方的权利和义务

(二) Party B's rights and obligations

1.	乙方在元江县境内成立具有独立法人资格的外资公司[亨普(云南)国际控股有限公司]和按中国政府对外商投资政策的要求, 完成年内注册资本金 2000 万美元的注入(注册资本金与项目总投资的比例执行中国现行法律,法规, 政策的相关规定), 并履行本协议的权利和义务, 依法经营, 自负盈亏。

1. Party B establishes a foreign-invested company with independent legal personality in the territory of Yuanjiang county [Hemp (Yunnan) International Holdings Co., Ltd.] and in accordance with the requirements of the Chinese government's foreign investment policy, completes the injection of registered capital of 20 million US dollars during the year (registered capital) .The ratio of funds to the total investment of the project is implemented according to the relevant laws, regulations and policies of China, and part B fulfills the rights and obligations of this agreement, operates according to law, and is responsible for its own profits and losses.

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2.	乙方建设和生产经营活动必须符合中国相关法律, 法规及政策规定, 自觉接受甲方日常监督,并严格按照<<按照云南省工业大麻种植加工许可规定>>之规定办理相关审批手续, 获得批准后方能进行种植和加工。

2. Party B's construction and production and operation activities must comply with relevant Chinese laws, regulations and policies, and consciously accept the daily supervision of party A, and strictly follow the relevant regulations in accordance with the provisions of Yunnan Province Industrial Cannabis Planting and Processing License Regulations. It can be planted and processed after approval.

3.	乙方必须严格按照上述约定的投资及建设周期完成项目全部建设内容, 并在 2019 年年底前落实 2020 年种植基地面积。

3. Party B must complete the construction of the project in strict accordance with the investment and construction cycle as agreed above, and implement the 2020 planting base area by the end of 2019.

4.	乙方产业园和办公,生活区的建设, 须在乙方取得土地之日起 6 个月内开工建设. 否则甲方按<<土地法>>等相关规定执行。

4. Party B's industrial park, office and living area shall be constructed within 6 months from the date of party B's acquisition of land. Otherwise, party A shall implement the relevant provisions of <<land law>>.

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5.	乙方与农户签订包括种子供应、种植面积、种植品种、产品收购等内容的合同, 并按合同约定价款将麻干, 花、叶,籽全部回收利用, 确保当地农民种植工业大麻的收益高于种植其它农作物收益。

5. Party B signs a contract with the farmer including the seed supply, planting area, planting variety, product purchase, etc., and full recycles the dried hemp, flowers, leaves and seeds according to the contract price, ensuring the higher income of the local farmers planting industrial cannabis more than other crops.

(三) 丙方的权利和义务

(三) Party C's rights and obligations

1.	丙方在元江县境内成立具有独立法人资格的中外合资公司[亨普(云南)

生物资源产业园管理有限公司]和按中国政府对外商投资政策的要求, 完成注

册资本金 20 万美元的注入(注册资本金与项目总投资比例执行中国现行法律、法规,政策的相关规定), 并履行本协议规定的权利和义务, 依法经营, 自负盈亏。

1. Party C establishes a Sino-foreign joint venture company with independent legal personality in the territory of Yuanjiang county [Hemp (Yunnan) Biological Resources Industrial Park Management Co., Ltd.] and completes the registered capital of 200,000 US dollars according to the requirements of the Chinese government's foreign investment policy (the ratio of the registered capital to the total investment in accordance with the relevant provisions of China's current laws, regulations, and policies), and fulfills the rights and obligations stipulated in this agreement,

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operates according to law, and is responsible for its own profits and losses.

2.             丙方建设和生产经营活动必须符合中国相关法律、法规及政策规定, 自觉接受甲方日常监督, 并严格按照<<云南省工业大麻种植加工许可规定>> 之规定办理相关的审批手续, 获得批准后方能进行种植和加工。

2. Party C's construction and production and operation activities must comply with relevant Chinese laws, regulations and policies, and consciously accept party A's daily supervision, and strictly follow the “Yunnan Industrial Cannabis Planting and Processing License Regulations” to handle relevant approval procedures. Once approved, it can be planted and processed.

3.               丙方必须严格按照上述约定的投资规模及建设周期完成项目全部建设内容，并在 2019 年年底前落实 2020 年种植基地面积。

3. Party C must complete the construction of the project in strict accordance with the investment scale and construction cycle as agreed above, and implement the 2020 planting base area by the end of 2019.

4.                 丙方产业园和办公, 生活区的建设, 须在乙方取得土地之日起 6 个月内开工建设, 否则甲方按<<土地法>>等相关规定执行。

4. Party C's industrial park, office and living area shall be constructed within 6 months from the date of party B's

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acquisition of land. Otherwise, party A shall implement the relevant provisions of the Land Law.

5.                 丙方与农户签订包括种子供应、种植面积， 种植品种，产品收购等内容的合司, 并按合同约定价款将麻干、花、叶, 籽全部回收利用, 确保当地农民种植工业大麻的收益高于种植其他农作物收益。

5. Party C signs with the farmers the contents including seed supply, planting area, planting varieties, product purchases, etc., and full recycles the dried hemp, flowers, leaves and seeds according to the contract price to ensure the higher income of the local farmers planting industrial cannabis more than other crops.

六、 保障措施

六. safeguards

（一） 领导机构。三方共同成立项目工作领导小组, 实行“三方组长” 负责制，三方主要领导任组长。领导小组下设办公室, 办公室设在元江县农业农村局, 局长兼任办公室主任,乙, 丙方派人兼任副主任。办公室人员由三方抽调组成, 办公室成员由县农业农村局， 县林业和草原局、县自然资源局, 县公安局, 县工业商贸、科技信息局和工业园区管委会等部门。

(一) The governing body. The three parties jointly set up a project work leading group to implement the “three-party team leader” responsibility system, and the three main leaders from each party are the team leaders. The leading group has an office, the office is located in the Agricultural

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and Rural Bureau of Yuanjiang county, the director also is the director of the office, and the party B and C are appointed as the deputy director. The office staff is composed of three parties. The office members are from the County Agricultural and Rural Bureau, the County Forestry and Grassland Bureau, the County Natural Resources Bureau, the County Public Security Bureau, the County Industrial Commerce and Trade, Science and Technology Information Bureau and the Industrial Park Management Committee.

(二) 工作机制。领导小组办公室负责处理日常事务,定期沟通会商项目进展情况, 制定下一阶段工作计划 ,研究解决项目建设，运营中存在的主要问题。

(二) Working mechanism. The Leading Group Office is responsible for handling daily affairs, regularly conferences and communicates the progress of the project, formulates the next phase of the work plan, and researches and solves the main problems of the construction and operation in the project.

(三) 工作计划。本协议签署生效后, 三方根据各自职责制定项目推进落实的具体工作方案。

(三) Work plan. After the signing of this agreement takes effect, the three parties shall formulate specific work plans for the implementation of the project according to their respective responsibilities.

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七 协议履行

七.agreement fulfillment

本协议约定乙,丙方的全部内容, 由乙，丙方在元江县注册成立的外商独资公司[亨普(云南)国际控股有限公司]和中外合资 公司[亨普(云南)生物资源产业园管理有限公司]全权負责覆行。

This Agreement stipulates that a wholly foreign-owned company [Hemp (Yunnan) International Holdings Co., Ltd.] and Sino- foreign joint venture [Hemp (Yunnan) Biological Resources Industrial Park Management Co., Ltd.] registered by party B and party C in Yuanjiang county are fully responsible for the review of all their contents

八 其他事项

八. other matters

(一) 本协议执行中的未尽事宜，由甲乙丙三方另行协商后签订本协议的补充协议，补充协议与本协议具有同等法律效力。本协议执行过程中，甲乙丙各方的往来函件， 通知， 会议纪要和电子签署文件与本协议具有同等法律效力。

(一) For the unfinished matters in the execution of this agreement, the supplementary agreement of this agreement shall be negotiated and signed by the three parties, and the supplementary agreement shall have the same legal effect as this agreement. During the implementation of this agreement, the correspondence, notices, minutes of meetings and electronic signature documents of three parties have the same legal effect as this agreement.

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(二) 本协议经甲，乙，丙三方法定代表人或授权代理人签字并加盖公章后生效。本协议生效后 12 个月内，乙方，丙方无实质性工作进展或无资金投入时由三方共同协商解除本协议。

(二) This Agreement shall become effective after it has been signed by the representatives of party A, B and C, or authorized by the authorized agents. Within 12 months after the entry into force of this agreement, three parties shall terminate this agreement by mutual agreement if there is no substantive work progress or no capital investment from party B and party C.

(三) 本协议一式陆份, 甲乙丙三方各执贰份。

(3) This agreement is in the form of six copies, and the two copies of each party.

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甲方:元江哈尼族彝族傣族自治县人民政府 （盖章） 法定代表人或委托代理人: 封志荣 （签字）

Party A: Yuanjiang Hani Yi and Dai Autonomous County People's Government (stamped) Legal representative or authorized agent: (signed) Feng Zhirong

乙.方:KMIHANSA Group(CANADA) （盖章）

法定代表人或委托代理人: Peter Yau （签字）

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Party B: KMIHANSA Group (CANADA) (seal)

Legal representative or authorized agent: (signed) Peter Yau

丙方:广西汉麻生物科技有限公司 （盖章）

法定代表人或委托代理人: 陈杰良 （签字）

Party C: Guangxi Hanma Biotechnology Co., Ltd. (seal)

Legal representative or authorized agent: (signed) Chen Jieliang

签约地点:玉溪市红塔大酒店

Signing place: Hongta Hotel, Yuxi City

签约日期:2019 年 9 月 22 日

Signing date: September 22, 2019

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